UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 24, 2009

YUHE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-83125	87-0569467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China

+ 86 536 736 3688
(Address and telephone number of Registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 24, 2009, Weifang Yuhe Poultry Co. Ltd. (“Weifang Yuhe”), a wholly-owned subsidiary of Yuhe International, Inc. (the Company) entered into a transfer agreement (the “First Agreement”) with Weifangshi Dajiang Qiye Group Co. Ltd. (“Dajiang”), a company established in the People’s Republic of China (“PRC”) and unaffiliated with the Company.

Under the First Agreement, Dajiang agreed to transfer to Weifang Yuhe a total of thirteen breeder farms (the “Farms”) with a total area of 560 mu (approximately 37 hectares) at a total consideration of RMB 103,870,000.  The transfer consideration is to be settled in two installments with the first installment in the amount of RMB 83,000,000 being payable on or before December 31, 2009 and the balance being payable within two months following completion of the transfer.  Payment of the first installment has been made.  The Farms are located in the surrounding areas of Linghe Town and Danshan Town of Anqiu City, the PRC.  The lands on which the Farms are situated have a remaining term of 36 years and Weifang Yuhe will enjoy a right to use the relevant lands for 36 years.  The transfer of the Farms will be completed in or around the beginning of March 2010.

On December 26, 2009, Weifang Yuhe entered into a land transfer agreement (the “Second Agreement”) with Yejiazhuangzi Villagers Commission (the “Commission”), a party unaffiliated with the Company.

Under the Second Agreement, the Commission agreed to transfer to Weifang Yuhe a land (“Land”) with an area of 80 mu (approximately 5.3 hectares), together with the buildings and facilities thereon for Weifang Yuhe to construct breeder farms.  The Land is located in the south of Yejiazhuangzi Village, PRC.  The term of the right to use the Land is 50 years commencing on December 26, 2009 until December 25, 2058.  The consideration for the transfer of the Land is RMB 20,000,000, which has already been settled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yuhe International, Inc.

Date: December 31, 2009	By:	/s/ Gao Zhentao
Gao Zhentao
Chief Executive Officer